Exhibit (h)(35)

                 TRADING AND NSCC FUND/SERV NETWORKING AGREEMENT

     THIS AGREEMENT is made and entered into this 20th day of September 2001 by and between BenefitsCorp Equities, Inc. ("BCE"), a Delaware corporation having its principal office and place of business at 8515 East Orchard Road, Englewood, Colorado, 80111, and Westcore Trust (the "Fund"), a Massachusetts Business Trust having its principal office and place of business at 370 17th Street, Suite 3100, Denver, Colorado 80202.

     WHEREAS, the Fund, is a registered investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") (collectively the "Fund"), having separate series (the "Portfolios"); and

     WHEREAS, it is contemplated that qualified employee benefit or retirement plans, nonqualified employee benefit plans and other account holders ("Account Holders") will invest their assets in the Portfolios; and

     WHEREAS, BCE, a registered broker/dealer and member of the National Association of Securities Dealers, ("NASD"), transmits trades to mutual fund companies on behalf of Account Holders; and

     WHEREAS, it is understood that when both BCE and a Fund agent, are members of the National Securities Clearing Corporation ("NSCC") the terms and conditions of NSCC membership shall be incorporated herein and the parties hereto shall act according to their duties as NSCC members including but not limited to the duties, procedures and obligations of Matrix Level III Networking as defined by NSCC on June 1, 1998 (Fund/SERV).

     NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.   NON-NSCC TRADES.

     BCE and the Fund have entered into the Networking and Trading Agreement in order to facilitate the transmission of information regarding Accounts through Fund/SERV. Until both parties are actively trading via Fund/SERV, procedures for purchase, redemption and exchange orders for shares from Account Holders shall be as set forth in this Section 1.

     (a) BCE shall maintain one or more omnibus accounts (the "Accounts") with each Portfolio or its designated transfer agent (the "Transfer Agent"). The Accounts shall be held in the name of BCE or a nominee. BCE shall act as limited agent for the Fund for the sole purposes of Rule 22c-1 under the 1940 Act, and shall receive from the Account Holders for acceptance as of the close of trading on the New York Stock Exchange (normally 4:00 p.m. ET) ("Close of Trading") on each Business Day (based upon the Account Holders' receipt of instructions from Participants prior to the Close of Trading on each such Business
          Day): (i) orders for the purchase of shares of the Funds; (ii) redemption requests and redemption directions with respect to shares of the Funds held by the Plans; and (iii) orders for the exchange of shares from one Portfolio to another Portfolio (such purchase orders, redemption requests and exchange orders are collectively referred to in this Agreement as "Instructions").

     (b) The Fund, or its agent, shall furnish BCE, for each Fund and Portfolio listed on Schedule A, by 7:00 PM Eastern Time (ET) the following: (1) the final net asset value information on each business day the New York Stock Exchange is open for business (each a "Business Day"); and
          (2) in the case of fixed income or money market funds, the daily accrual or the interest rate factor. All such communications shall be made via facsimile or an electronic medium acceptable to both parties.

     (c) Instructions will be deemed received by the Fund if received by BCE prior to the Close of Trading on the Business Day of the original communication from the Plan to BCE ("First Business Day"). BCE shall cooperate to enable the Fund and its Transfer Agent and principal underwriter (by facsimile or such other means upon which the parties may mutually agree) to receive Instructions and deliver confirmations on the Business Day following the First Business Day ("Second Business Day"). BCE shall communicate confirmation of the transactions effectuated as a result of the receipt of Instructions to the applicable Plan representative. BCE shall communicate (by facsimile or such other means upon which the parties may mutually agree) Instructions based on orders received by BCE from Account Holders or Participants by the Close of Trading on the First Business Day to the Transfer Agent no later than 9:00 a.m. ET on the Second Business Day; the Fund shall provide access to account information electronically by the Close of Trading on the Second Business Day. BCE shall, as agent for the Fund, process all oral or written instructions from Plan Representatives or Participants to purchase, redeem shares or exchange of the Funds in accordance with the purchase, exchange or repurchase procedures set forth in each Fund's then current Prospectus and Statement of Additional Information (the "SAI"). BCE shall maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data so transmitted. In no event shall BCE accept Instructions on any Business Day with respect to requests by Participants that have not been received by BCE prior to the Close of Trading on the Business Day on which such Instructions are to be prepared. Instructions received in proper form by BCE after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day.

     (d) Upon receipt of the monies paid to BCE by the Transfer Agent for the redemption of shares of the Fund, BCE shall pay, or shall direct the Plan Representative to pay, such monies. BCE shall not process or effect any redemption with respect to shares of a Fund after receipt by BCE of notification of the suspension of the determination of the net asset value of such Fund.

     (e) BCE represents that all orders transmitted to the Fund shall be based on Instructions communicated in proper form by the Plan representative, Participants and/or authorized committee. In no event shall Instructions for processing on the First Business Day be accepted by BCE later than the Close of Trading on such First Business Day.

     (e) The settlement date for all trades is the Business Day following the trade date (settlement date = trade date + 1). BCE will send to Transfer Agent all wires for net purchases by the close of the Federal Reserve Wire Transfer System (normally 5:30 p.m. ET) on settlement date.

     (f) Fund shall settle net redemption transactions not later than the close of the Federal Reserve Wire Transfer System on the Business Day immediately following the date a redemption order has been communicated to the Fund except as provided in the Fund's current prospectus or statement of additional information.

     (g) Adviser or its agent shall send (via mail, facsimile, or an electronic medium acceptable to the parties) daily confirmations of all trades to BCE no later than the day following the communication of the purchase or redemption order

     On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of trades. Trades will be settled on the next Business Day that the Federal Reserve Wire Transfer System is open. The original trade date will apply.

2.   PROCEDURES FOR ORDER AND SETTLEMENT VIA FUND/SERV.

     BCE and the Fund have entered into the Networking and Trading Agreement to facilitate the transmission of information regarding Accounts through Fund/SERV. When both parties are actively trading via Fund/SERV, procedures for purchase and redemption orders for shares from Account Holders shall be as set forth in this Section 2.

     (a) BCE shall maintain one or more omnibus accounts (the "Accounts") with each Portfolio or its designated transfer agent (the "Transfer Agent"). The Accounts shall be held in the name of BCE or a nominee.

          Fund, or its agent, shall furnish BCE, for each Portfolio, by 7:00 p.m. ET the following: (1) the final net asset value information as calculated at the close of trading on the New York Stock Exchange (normally 4:00 p.m. ET) on each business day that the New York Stock Exchange is open for business (each a "Business Day"); (2) dividend and capital gains information as it arises, but in any event, on or prior to the record date of the Portfolio; and (3) in the case of fixed income or money market funds, the daily accrual or the interest rate factor. All such notifications will be communicated via Fund/SERV. Should such services be unavailable for any reason the communication will be made via facsimile or an electronic medium acceptable to the parties.

     (b) The Fund, or its agent, shall furnish BCE, for each Portfolio listed on Schedule A, by 7:00 PM Eastern Time (ET) the following: (1) the final net asset value information on each business day the New York Stock Exchange is open for business (each a "Business Day"); and (2) in the case of fixed income or money market funds, the daily accrual or the interest rate factor. All such communications shall be made via Fund/SERV. Should Fund/SERV be unavailable for any reason, the communication shall be made via facsimile or an electronic medium acceptable to both parties.

     (c) As agent for the Fund, BCE shall: (a) receive from the Plans for acceptances as of the Close of Trading on each Business Day (based upon the Plans' receipt of instructions from Account Holders prior to the Close of Trading on each such Business Day): (i) orders for the purchase of shares of the Fund; (ii) redemption requests and redemption directions with respect to shares of the Fund held by the Plans; and (iii) orders for the exchange of shares from one Fund to another Fund (such purchase orders, redemption requests and exchange orders are collectively referred to in this Agreement as "Instructions"). Upon receipt of purchase and redemption Instructions from the Account Holders for acceptance as of the Close of Trading, BCE shall calculate the net purchase and/or redemption order for each Fund for each omnibus account it maintains (collectively "Account"). Orders for net purchases and/or net redemptions received by BCE, or its agent, prior to the Close of Trading on any given Business Day shall be transmitted to the NSCC by 9:00 a.m.ET on the next Business Day. Subject to BCE's compliance with the foregoing, the Business Day on which instructions are received by BCE, or its agent, in proper form prior to the Close of Trading shall be the date as of which shares of the Funds are deemed purchased or redeemed pursuant to such Instructions. Instructions received in proper form by BCE after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions shall be automatically reinvested at net asset value in accordance with the Funds' then current prospectuses.

     (d) Upon receipt of the monies paid to BCE by the Transfer Agent for the redemption of shares of the Funds, BCE shall pay, or shall direct the Plan Representative to pay, such monies. BCE shall not process or effect any redemption with respect to shares of a Fund after receipt by BCE of notification of the suspension of the determination of the net asset value of such Fund.

     (e) BCE represents that all orders transmitted to the Fund shall be based on Instructions communicated in proper form by the Plan representative, Participants and/or authorized committee. In no event shall Instructions for processing on the First Business Day be accepted by BCE later than the Close of Trading on such First Business Day.

     (f) BCE shall settle all trades on the Business Day following the trade date (settlement date = trade date + 1). BCE will send to Transfer Agent all wires for net purchases by the close of the Federal Reserve Wire Transfer System (normally 5:30 p.m. ET) on settlement date and in accordance with NSCC rules and procedures.

     (g) Fund shall settle net redemption transactions not later than the close of the Federal Reserve Wire Transfer System on the Business Day immediately following the date a redemption order has been communicated to the Fund except as provided in the Fund's current prospectus or statement of additional information. Such settlements shall be affected in accordance with NSCC rules and procedures.

     (h) Fund or its agent shall send (via mail, facsimile, or an electronic medium acceptable to the parties) daily confirmations of all trades to BCE no later than the day following the communication of the purchase or redemption order.

     On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of trades. Trades will be settled on the next Business Day that the Federal Reserve Wire Transfer System is open. The original trade date will apply.

3. POSITION FILES. Daily, the Fund shall furnish, or cause to be furnished to, BCE information setting forth the position of each Account Holder as of a date determined by BCE. All such notifications will be communicated via Fund/SERV. Should such services be unavailable for any reason, or should either party not be currently transmitting or receiving such information via Fund/SERV, the communication will be made via an electronic medium acceptable to the parties.

4. DIVIDENDS AND DISTRIBUTIONS. Upon the declaration of each dividend and each capital gain distribution by the Directors of the Fund with respect to shares of the Portfolios, the Fund shall furnish, or cause to be furnished to, BCE information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders are entitled to payment, the amount payable per share to the shareholders of record as of that date, the total amount payable on the payment date. This information should be provided to BCE no later than 7:00 p.m. ET on the ex-dividend date. On or before the payment date specified in such resolution of the Trustees, the Fund, or its agent, will pay to the Accounts sufficient cash to make payment for Fund shares as of such payment date. With respect to the reinvestment of dividends and capital gains, the number of shares reinvested shall be furnished to BCE by the following Business Day. All such notifications will be communicated via Fund/SERV. Should such services be unavailable for any reason, or should either party not be currently of transmitting or receiving such information via Fund/SERV, the communication shall be made via an electronic medium acceptable to the parties.

5. VERIFICATION. Each party hereto shall, as soon as practicable after its receipt of a report, notification or information transmitted by the other party hereto, verify to such other party by facsimile or an an electronic medium acceptable to the parties its receipt of such transmission, and in the absence of such verification, a party to whom a transmission is sent shall not be liable for any failure to act in accordance with such transmission unless the sending party can prove that such transmission was actually received by the other.

6. TRADE CORRECTIONS. In the event of an error in the process of a trade request on behalf of an Account Holder by BCE,the Fund shall honor any additional purchases by BCE to correct the error in the event the Fund subsequently becomes closed to new investors.

7. PRICING ERRORS. In the event of an error in the computation of a Portfolio(s)' net asset value per share ("NAV") or any dividend or capital gain distribution (each, a "pricing error"), the Fund or its agent shall immediately notify BCE as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing. A pricing error shall be corrected as follows: (a) if the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken; (b) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than $0.01 per share, but less than 1/2 of 1% of the Portfolio's NAV at the time of the error, then the responsible Fund agent shall reimburse the Portfolio(s) for any loss, after taking into consideration any positive effect of such error; however, no adjustments to shareholder accounts need be made; and (c) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than 1/2 of 1% of the Portfolio's NAV at the time of the error, then the responsible Fund agent shall reimburse the Portfolio(s) for any loss (without taking into consideration any positive effect of such error) and shall make appropriate adjustments to shareholder's accounts, except that if the account adjustment is less than a de minimus amount (e.g. $10), account adjustment need not be made.

     The standards set forth in this Section are based on the Parties' understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all Parties.

8. ENHANCED TRADING CAPABILITIES. Fund agrees that should at any time its capabilities are improved or enhanced in any manner to facilitate trading of Funds or Portfolios subject to this Agreement, that BCE shall be advised within 30 days of the initiation of this enhanced trading capability. At no time shall Fund limit BCE from access to enhanced trading capabilities.

9. BLUE SKY MATTERS. To the extent feasible, BCE will cooperate with the Fund with respect to any requests pertaining to the state of residence as well as the state of domicile of the Plans.

10.  GOVERNING LAW AND DISPUTE RESOLUTION.

     (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

     (b) Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Regardless of the outcome of the proceeding, the parties to any arbitration proceeding under this Agreement shall bear their own costs and attorney fees. Fees and costs not attributable to one party shall be shared equally by the parties to the arbitration proceeding. Any decision rendered by an arbitrator or arbitrators pursuant to this section shall be final and binding upon all parties to the claim or controversy. The decision may be reduced to judgment and enforced in any court of competent jurisdiction. The provisions of this section shall survive the termination of the Agreement.

11. INDEMNIFICATION. Except as to matters excluded from liability pursuant to this Paragraph 11, the Fund and BCE each (each an "Indemnitor") shall indemnify and hold harmless the other and its respective officers, directors, partners, employees, trustees, shareholders and agents ("Indemnitees"), against any claims or liabilities suffered by all or any of such Indemnitees to the extent arising out of any, or in connection with any representation, warranty, or obligation under this Agreement, act or commission or omission or the negligence or willful misconduct of the Indemnitor relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other out-of-pocket costs of investigating and/or defending against any such claim or liability.

     Fund agrees to indemnify and hold harmless BCE for any loss incurred by BCE due to errors or delays in the calculation of a Fund's daily net asset value or made by Fund or its agent when transmitting such information to BCE.

     In providing services pursuant to this Agreement, the Fund and BCE shall comply with all applicable Federal and state securities laws and regulations and each party hereto shall fully indemnify the other for any claims or liabilities suffered by such other party, or its officers, directors, partners, employees, trustees, shareholders or agents (including reasonable legal fees and other out-of-pocket costs of investigating and/or defending against any such claim or liability), arising from non-compliance by such party with any such laws or regulations.

     Promptly after receipt by an indemnitee under this Paragraph 11 of notice of the commencement of a claim or action that may be covered hereunder ("Claim"), the indemnitee shall notify the indemnitor of the commencement thereof; provided, however, that the failure to provide such prompt notice to the indemnitor shall not relieve the indemnitor of any liability it may have to an indemnitee unless such failure has prejudiced the defense of such claim. As a condition to indemnification hereunder, the indemnitee shall provide the indemnitor with complete details, documents and pleadings concerning any Claim. The indemnitor will be entitled to participate in any Claim and may assume the defense thereof with counsel reasonably satisfactory to the indemnitee. However, if the indemnitee reasonably determines that defenses may be available to it which are not available to the indemnitor, and which may be inconsistent with the interests of the indemnitor, then the indemnitee shall have the right to assume its own defense, with counsel reasonably satisfactory to the indemnitor. Should this situation arise, the indemnitee will promptly notify the indemnitor in writing of its decision and the reasons therefor. The indemnitor shall remain responsible for the cost of reasonable legal or other expenses incurred as they pertain to the additional or inconsistent defenses of indemnitee. After notice from the indemnitor to the indemnitee of the indemnitor's election to assume the defense of any Claim, the indemnitor will not be liable to any indemnitee under this Paragraph 11 for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense of such Claim, except as stated herein. No party shall unilaterally agree to a compromise or settlement of any such claim without the written consent of the other party. Such consent shall not be unreasonably withheld.

     In providing the indemnifications set forth in the immediately preceding paragraphs, each party hereto agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

12. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time by either party upon ninety (90) days prior written notice to the other party. Notwithstanding the foregoing, this Agreement shall be terminated immediately upon either (i) a material breach by either party not cured within thirty (30) days after notice from the other, or (ii) upon termination of services from either party to the Account Holder. The provisions of Paragraph 11 shall survive any termination of this Agreement.

13. NOTICE. Unless otherwise specified, all notices and other communications required hereunder shall be in writing and shall be hand delivered, sent by express delivery or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

     If to BenefitsCorp Equities, Inc.

     8515 East Orchard Road
     Englewood, Colorado 80111
     Attn:  Charles P. Nelson, President
     cc:  Beverly A. Byrne, Secretary and Compliance Officer

     If to Fund:

     Westcore Funds
     1225 17th Street, 26th Floor
     Denver, CO  80202
     Attn: Jasper R. Frontz

     cc:  Drinker, Biddle & Reath LLP
     One Logan Square
     18th & Cherry Streets
     Philadelphia, PA  19103-6996
     Attn: W. Bruce McConnel

14. AMENDMENT, ASSIGNMENT AND OTHER MATTERS. This Agreement may not be amended except by a writing signed by each of the parties hereto, provided however, that the Fund may add Portfolios to its series without written consent. This Agreement shall not be assigned by either party without the reasonable written consent of the other party. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all other prior agreements, arrangements and understandings, written or oral, among the parties.

15. MASSACHUSETTS BUSINESS TRUST The Names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but in such capacities, and bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust

16. FORCE MAJEURE. No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, acts of terrorism, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes, or extraordinary market volume that results in substantial delay in receipt of correct data from one or more generally recognized securities exchanges.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and such agreement shall become effective as of the date first listed above.



BENEFITSCORP EQUITIES, INC.                                    Date


By: /s/ Charles P. Nelson                                     9/20/01
    -----------------------------------
    Title: President




FUND                                                           Date


By: /s/ Jack D. Henderson                                     10/10/01
    -----------------------------------
    Title: Vice President